UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2012

Tech Data Corporation

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida		33760
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 727-539-7429

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 11, 2012, Tech Data Corporation (“Tech Data” or “The Company”), a leading distributor of IT products, announced it has completed the acquisition of Brightstar Corp.’s (“Brightstar”) 50 percent ownership interest in Brightstar Europe Limited (“BEL”), a pan-European provider of distribution and integrated supply chain solutions for the mobility industry.

Tech Data paid Brightstar $165.6 million in cash for Brightstar’s equity in the joint venture (reflected as “noncontrolling interest” within the Company’s consolidated balance sheet) and the repayment of all loans advanced by Brightstar to the joint venture. As a result of this transaction, Tech Data will record an adjustment that decreases additional paid-in capital within shareholders’ equity by $86 million to $90 million, representing the purchase price premium paid to Brightstar for its share of the joint venture and costs incurred associated with the transaction.

BEL had been a consolidated subsidiary of Tech Data Corporation. As such, the transaction is not expected to impact Tech Data’s fiscal 2013 net sales, gross profit or operating income. With the transaction now complete, Brightstar’s portion of BEL’s operating performance, (reflected as “net income attributable to noncontrolling interest”), will be eliminated as of the closing date, resulting in an anticipated positive impact to fiscal 2013 net income and earnings per share attributable to shareholders of Tech Data Corporation.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	September 11, 2012 Press Release by Tech Data Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation
(Registrant)

September 12, 2012
(Date)

/s/ JEFFREY P. HOWELLS
Jeffery P. Howells
Executive Vice President & Chief Financial Officer Tech Data Corporation